SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2006

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 27, 2006, The National Security Group, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2005. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated February 27, 2006 issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: February 28, 2006	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

The National Security Group, Inc.

661 East Davis Street

Elba, AL 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information Contact:

Brian R. McLeod – Chief Financial Officer @ (334) 897-2273

Elba, Alabama (February 27, 2006)—The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year and three month periods ended December 31, 2005. Total revenues for the year increased 5.0% to $66,405,000 compared to $63,246,000 for 2004. Leading the increase in total revenue was a 72.4% increase in realized investment gains to $3,727,000 in 2005 compared to $2,162,000 for the year 2004. Net income for the year declined 23.9% to $1,558,000, or $0.63 per share, compared with net income of $3,113,000, or $1.26 per share for 2004. Third quarter losses from Hurricanes Dennis, Katrina and Rita were the primary reason for the decline in net income. Losses and related expenses from hurricanes reduced 2005 net income by approximately $7,400,000 or $2.99 per share.

Fourth quarter 2005 net income was $2,816,000 compared to $1,238,000 for the quarter ended December 31, 2004. Fourth quarter 2005 net income was aided by realized capital gains of $1,452,000 ($958,000 net of tax) as certain appreciated invested assets were liquidated in order to meet increased liquidity requirements associated with the payment of an unprecedented number of hurricane claims incurred in the third quarter. Fourth quarter results were also positively impacted by a reduction in reserve estimates associated with prior year unpaid losses in the property and casualty subsidiaries of $500,000 ($330,000 net of tax). The remaining increase in fourth quarter net income of $1,528,000 was primarily due to improved results in the property and casualty subsidiaries following the tumultuous results from three third quarter hurricanes.

Stockholders equity for the year ended December 31, 2005 was $43,556,000 compared to $46,676,000 at December 31, 2004, a decline of $3,120,000 or 6.68%. The decline in stockholders equity is composed of dividends paid to shareholders of $2,134,000; net income of $1,558,000 and a decline in accumulated other comprehensive income, consisting of accumulated unrealized capital gains, of $2,544,000. Year end book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $17.66 at December 31, 2005 compared to $18.92 at December 31, 2004.

Three Months			Year
	Ended December 31		Ended December 31
	2005	2004	2005	2004
Premium Earned	$ 14,234,000	$ 13,113,000	$ 53,563,000	$ 52,985,000
Investment Income	1,124,000	1,018,000	4,322,000	4,328,000
Realized Investment Gains	1,452,000	507,000	3,727,000	2,162,000
Revenues from Leasing Operations	1,070,000	567,000	3,360,000	2,459,000
Other Income	347,000	315,000	1,433,000	1,312,000
Total Revenues	18,227,000	15,520,000	66,405,000	63,246,000
Net Income	$ 2,816,000	$ 1,238,000	$ 1,558,000	$ 3,113,000
Net Income Per Share	$ 1.14	$ 0.50	$ 0.63	$ 1.26

The National Security Group, Inc., through three wholly owned subsidiaries, offers a range of personal lines life, accident and health, property and liability insurance in twelve states. The Company is listed on the NASDAQ National Market under the symbol: NSEC. For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

Contact:	Brian McLeod, Treasurer National Security Group, Inc. P O box 703 Elba, Alabama 36323